U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 19, 2011

Date of Report

(Date of Earliest Event Reported)

AMERITRANS CAPITAL CORPORATION

 (Exact name of Registrant as specified in its charter)

Delaware	333-63951	52-2102424
(State or other jurisdiction of incorporation or organiztion)	(Commission File No.)	(I.R.S. Employee I.D. Number)

50 Jericho Quadrangle Jericho, New York 11753
(Address of principal executive offices (Zip Code)

(212) 355-2449

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 19, 2011, Ameritrans Capital Corporation (the “Company”) issued a Senior Secured Note (the “Note”) in the principal amount of $1,500,000 to an unaffiliated lender.  The Note bears interest at the rate of 12% per annum (except following an event of default under the Note, in which case the interest rate applicable to the Note would be 14%) and matures on February 1, 2012.

The Company may prepay the Note at any time.  The Company is required to prepay the Note in certain circumstances, including in the event and to the extent (i) the Company issues any capital stock (other than upon the conversion of securities outstanding as of January 19, 2011), (ii) a subsidiary of the Company pays a dividend to the Company; (iii) the Company sells assets (other than in the ordinary course of business in an amount less than $100,000 in the aggregate and only to the extent of 50% of the proceeds from such sales); or (iv) the Company engages in a transaction that results in a change of control.  The Company will incur a 15% fee for any principal prepayments other than in respect of asset sales.

The Company’s obligations under the Note may be accelerated by the Note holder under certain circumstances, including: (i) the Company fails to pay the principal of the Note when due or interest on the Note when due and such failure continues for three business days and/or fails to pay any other amount payable under the Note for thirty days following notice of such failure; (ii) the Company materially breaches any representation, warranty or  covenant made pursuant to the Note and such breach is not cured within five business days following the Company’s awareness thereof or receipt of notice with respect thereto; (iii) the Company or any of its subsidiaries commences a bankruptcy or similar proceeding (or such a proceeding is commenced against the Company or its subsidiaries); (iv) a person or group of persons acquires a majority of the voting power of the Company or Elk Associates Funding Corporation (“Elk”); (v) a judgment is entered against the Company or any of its subsidiaries in an aggregate amount exceeding $500,000 or any execution, garnishment or attachment is levied against the Company’s or its any of its subsidiaries’ assets and such execution, garnishment or attachment impairs the Company’s or its subsidiaries’ ability to conduct its business; (vi) the Company fails to pay obligations in excess of $500,000 when due; or (vii) an event occurs which has or would reasonably be expected to have a material adverse effect on the Company’s or any of its subsidiaries’ business.

The Note also contains customary representations and warranties as well as affirmative and negative covenants.  Pursuant to the Note, the Company has agreed, among other things, (i) to reimburse the lender for certain out-of-pocket expenses incurred in connection with the Note; (ii) to maintain a minimum consolidated net asset value of $4,000,000; (iii) not to sell any material assets with a fair market value in excess of $500,000; (iv) not to declare or pay any dividend with respect to any class of capital stock or make any payment on any indebtedness ranking junior to the lender under the Note; (v) not incur any indebtedness for borrowed money in excess of $250,000; and (vi) not to enter into certain related party transactions.

The Note is secured by a pledge of 100% of the issued and outstanding shares of common stock of Elk owned by the Company.

In order to facilitate certain covenants under the Note relating to the Company’s Existing Notes (as defined below), on January 19, 2011, the Company entered into an Amendment to Promissory Note (the “Amendment”) with each holder of the Company’s (i) 8.75% notes due December 2011 (the  “December Notes”), which the Company issued in December 2009 in a private offering; and (ii) 8.75% notes due March 2012 (the  “March Notes” and together with the December Notes, the “Existing Notes”), which the Company issued in March 2010 in a private offering.  Pursuant to the Amendment, the interest rate on the Existing Notes was increased from 8.75% to 12% and the maturity date was extended until May 2012.  The holders of the Existing Notes also waived certain covenants contained in the Existing Notes related to additional borrowings by the Company.  In connection with the Amendment, the Company paid a fee equal to 1%, or an aggregate of $30,000, to the holders of the Existing Notes.

The foregoing descriptions of the Note and the Amendment are only summaries and are qualified in their entirety by reference to the complete terms and provisions of the Note and the Amendment, as applicable.  The form of Note and the form of Amendment are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Senior Secured Note
10.2	Form of Amendment to Promissory Note
10.3	Stock Pledge Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.

AMERITRANS CAPITAL CORPORATION

By:  /s/ Michael Feinsod

Name:  Michael Feinsod

Title: Chief Executive Officer and President

Dated: January 21, 2011

Exhibit Index

Exhibit No.	Description
10.1	Senior Secured Note
10.2	Form of Amendment to Promissory Note
10.3	Stock Pledge Agreement